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James A. Scudder, CEO
Insta-Heat
12675 Danielson Ct., #401
Poway, CA  92064                                               Fax: 619-486-7204
                                                                        Pages: 1


Jim:

Nice meeting with you and your colleagues last Wednesday.

Your single use chemical heat exchanger package is very interesting, and I can see great marketing opportunities.

1. The "Thermos" hot/cold will probably enjoy excellent marketing acceptance - if it is designed to meet the consumers packaging idiosyncrasies. It is reasonable to postulate that we have the know how to design this line for optimum consumer acceptance.

2. The key to success, especially this single use packaging is cost! I would like to develop alternative packaging philosophies, materials, optimized actuator principles on more economical material, manufacturing and on line assembly methods.

3. Since you are not familiar with our capabilities, I propose we work in one month check point steps to give you the opportunity to critique and direct future development.

4. I suggest a month retainer of $10,000 in order to go "full speed" to meet your hardware show deadline.

5. It is understood that all work will be held in confidence and all rights, title and interest developed during this retainer will be assigned to Insta-Heat.

6. We can start on this project as soon as we have your approval, direction, and the first retainer.

Looking forward to working with you.



Tor Petterson